Exhibit 4(iii)
                           THE STRIDE RITE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                                  (as amended)

      1. Purpose. The purpose of the Employee Stock Purchase Plan (the "Plan") is to give the employees of The Stride Rite Corporation (the "Company") and its subsidiary corporations an opportunity to participate financially in the growth of the Company, to encourage them to remain in the employ of the Company and its subsidiary corporations, and to motivate them to perform their duties with diligence and dedication. The term "subsidiary corporation" for all purposes of the Plan shall have the same meaning indicated at Section 425(f) of the Internal Revenue Code of 1954, as amended.

      2.   Eligible Employees.   All employees of the Company and its
subsidiary corporations shall be eligible to receive options under this Plan to purchase shares of the Company's Common Stock except for:

      (a) Employees whose customary employment is for 20 hours or less per week.

      (b) Employees whose customary employment is for not more than five months in any calendar year.

      (c) Any employee who would, immediately after an option is granted, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations. For purposes of determining stock ownership, the rules of Section 425(d) of the Internal Revenue Code of 1954, as amended, shall apply and stock which an employee may purchase under outstanding options shall be treated as stock owned by him.

      3. Stock Subject to the Plan. The stock subject to options shall be shares of the Company's authorized but unissued shares of Common Stock or shares of Common Stock heretofore or hereafter reacquired by the Company. The aggregate number of shares which may be issued pursuant to the Plan is 5,640,000 subject to an increase or decrease by reason of stock split-ups, reclassification, stock dividends and the like.

      4.   Term.   The Plan is of indefinite duration and will continue until the 5,640,000 shares offered hereunder have been sold or until the Plan is terminated by the Company's Board of Directors.

      In no event shall termination of the Plan by the Company's Board of Directors affect the right of employees to exercise outstanding options, but prior to the grant of an option, employees shall have no vested rights. No option granted pursuant to the Plan shall be exercised after the expiration of 27 months from the date such option is granted.



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      5.   Method of Purchase.

      (a) There shall be Payment Periods which shall be of two years' duration commencing on such dates as shall be determined by the Company's Board of Directors, except that the Payment Period commencing July 2, 1979 shall be for a duration of twenty-six months and shall expire on August 31, 1981. The date of grant (the "Grant Date") of the options available during a Payment Period shall be deemed to be the date twenty days prior to the first day of such Payment Period as established by the Board of Directors. An eligible employee may become a participant by authorizing payroll deductions to be made during a Payment Period, said authorization to be given prior to the beginning of any Payment Period or such portion thereof during which the employee is a participant. At the election of the employee, payroll deductions for a Payment Period shall be for amounts equal to either 22% or 5% of an employee's gross cash compensation, excluding fringe benefits. An election once made shall continue for the entire Payment Period or such portion thereof during which the employee is an employee unless the employee withdraws from the Plan as provided in Section 6 hereof. A new election shall be made prior to the commencement of each Payment Period. No employee may be granted an option which permits his right to purchase shares of the Company's Common Stock to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

      (b) Ten days prior to the end of any Payment Period (the "Exercise Date") an employee shall be deemed to have exercised his option to purchase the shares of Common Stock which he has become entitled to purchase under the Plan, unless prior to the Exercise Date the employee has notified the Company that he wishes to withdraw from the Plan. Upon exercise an employee shall become entitled to receive such number of whole shares of stock as his accumulated payroll deductions during such Payment Period (including deductions to be made during the final 10 days of such Payment Period) will purchase at a price equal to the lesser of 85% of the closing price of the Company's Common Stock on the New York Stock Exchange - Composite on the Grant Date, or 85% of said price on the Exercise Date, but in no event less than that price which shall be set by the Board of Directors prior to the Grant Date.

      (c) In the event that the total number of shares which would be purchased on a given date, in addition to those previously purchased under the Plan, would exceed 5,640,000 shares, the Company will make a pro rata allocation of the remaining shares under the Plan in as nearly a uniform manner as shall be practicable and any remaining sums accumulated for employees shall be returned with simple annual interest at a rate determined by the Board of Directors on or before the Grant Date based on rates paid by major United States banks on certificates of deposit.

      (d) One year from the commencement of each Payment Period (or fifteen months in the case of the Payment Period ending August 31, 1981), the Compensation Committee or the Board of Directors may permit employees who have become eligible since the commencement of the Payment Period to elect to



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become  participants  in the Plan for the  balance of that  Payment  Period (the balance of such Payment Period being herein sometimes referred to as an "Interim Payment Period"). In the event of such action by the Board of Directors or the Compensation Committee, all of the provisions of the Plan shall apply to such employees to the extent practicable except that (a) their Interim Payment Period shall be of one year's duration (11 months in the case of the Interim Payment Period ending August 31, 1981) commencing on the first anniversary (or 15 months after the commencement of the Payment Period ending August 31, 1981) of the Payment Period established by the Board of Directors under Section 5(a) hereof and (b) their Grant Date shall be deemed to be the date twenty days prior to the first day of the Interim Payment Period for such employees.

      6. Withdrawal from Plan. An employee may withdraw from the Plan, in whole but not in part, at any time by delivering a withdrawal notice to the office of the Company's Treasurer prior to the Exercise Date with respect to that Payment Period or Interim Payment Period, as the case may be. In the event of a withdrawal, the Company will refund the entire balance accumulated for the employee without interest, provided, however, if any employee withdraws from the Plan at any time following the end of one year after the commencement of a Payment Period (or at any time during the 20-day period prior to the Exercise Date of an Interim Payment Period) in which the employee is participating, the Company shall refund the entire balance accumulated for the employee with simple annual interest at a rate determined by the Board of Directors on or before the Grant Date based on rates paid by major United States banks on certificates of deposit. An employee who withdraws from the Plan may not re-enter the Plan during that Payment Period (or Interim Payment Period). Partial withdrawals shall not be permitted.

      7.   Unused Payroll Deduction.   Only full shares of Common Stock may be
purchased. Any amount remaining in an employee's account after a purchase will be refunded to the employee without interest.

      8. Termination of Employee's Rights. An employee's rights under the Plan will terminate when he ceases to be an employee of the Company and/or a subsidiary corporation for any reason. In the event of termination of employment for any reason prior to the end of one year following the commencement of a Payment Period, the Company will refund the entire balance accumulated for the employee without interest. In the event of termination of employment for any reason other than cause following the end of one year after the commencement of a Payment Period, the Company will refund the entire balance accumulated for the employee with simple annual interest at a rate determined by the Board of Directors on or before the Grant Date based on rates paid by major United States banks on certificates of deposit.

      9.   Non-Assignability.   An employee's rights under the Plan and options
granted to him may not be transferred and are exercisable only by him.

      10.   Administration.   The Plan will be administered and interpreted by
the Board of Directors of the Company who may at any time amend, suspend, or terminate the Plan except that (i) the number of shares reserved under the Plan may not be changed by the Board and (ii) no other amendment may be made

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which will cause the Plan to fail to qualify as an employee  stock purchase plan under Section 423 of the Internal Revenue Code of 1954, as amended.

      11. Approval of Stockholders; Effective Date. The Plan shall become effective on such day during 1973 as the Compensation Committee or the Board of Directors shall designate, provided, however, that the Plan shall not become effective prior to (i) approval by the holders of a majority of the voting stock of the Company voting at their 1973 Annual Stockholders' meeting, or (ii) the effective date of a Registration Statement relating to the initial 1,440,000 shares covered by this Plan.











































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